CPI Corp.
news for immediate release                                                                                   FOR RELEASE February 3, 2012

FOR FURTHER INFORMATION, CONTACT:
NAME	Jane Nelson	FROM	CPI Corp.
ADDRESS	1706 Washington Avenue	CITY	St. Louis
STATE, ZIP	Missouri 63103	TELEPHONE	(314) 231-1575

CPI CORP. STOCK TO TRADE ON OTCQX
STARTING FEBRUARY 9, 2012

ST. LOUIS, February 3, 2012 – CPI Corp. (NYSE: CPY) today announced that its common stock will begin trading on the OTCQX marketplace, effective February 9, 2012.  OTCQX® is the highest tier of the OTC market, available exclusively for companies that meet high financial standards and undergo a qualitative review.  The Company will announce its new trading symbol on February 8, 2012.

The Company plans to continue to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws and continue its commitment to transparency and the highest standards of governance.  The transition of the Company’s stock to the OTCQX will have no effect on the ownership of the Company’s stock.  CPI Corp.’s shareholders remain owners of the common stock and are expected to be able to trade the stock on the OTCQX marketplace as of February 9, 2012.

The transition to the OTCQX marketplace comes after the New York Stock Exchange (NYSE) announced that trading of the common stock of CPI Corp. will be suspended prior to the market opening on February 9, 2012 because the Company fell below an average market capitalization of $15 million over a consecutive 30-trading-day period, a minimum threshold for continued NYSE listing.

About CPI Corp.
For more than 60 years, CPI Corp. (NYSE: CPY) has been dedicated to helping customers conveniently create cherished photography portrait keepsakes that capture a lifetime of memories.  Headquartered in St. Louis, Missouri, CPI Corp. provides portrait photography services at approximately 3,000 locations in the United States, Canada, Mexico and Puerto Rico and offers on location wedding photography and videography services through an extensive network of contract photographers and videographers.  CPI’s digital format allows its studios and on location business to offer unique posing options, creative photography selections, a wide variety of sizes and an unparalleled assortment of enhancements to customize each portrait – all for an affordable price.

Forward-Looking Statements
The statements contained in this press release that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and involve risks and uncertainties.  The Company identifies forward-looking statements by using words such as “preliminary,” “plan,” “expect,” “looking ahead,” “anticipate,” “estimate,” “believe,” “should,” “intend” and other similar expressions.  Management wishes to caution the reader that these forward-looking statements are only predictions or expectations; actual events or results may differ materially as a result of risks facing the Company.  Such risks include, but are not limited to: the Company's dependence on Walmart, Sears and Toys “R” Us, the approval of the Company's business practices and operations by Walmart, Sears and Toys “R” Us, the termination, breach, limitation or increase of the Company's expenses by Walmart under the lease and license agreements and Sears and Toys “R” Us under the license agreements, the Company's ability to comply with its debt covenants under its revolving credit facility, the Company's ability to generate sufficient cash flow or raise additional capital to cover its operating expenses, the inability of the

Company to pay dividends, the transfer of the trading of the Company’s common stock from the New York Stock Exchange to the OTCQX Marketplace, the integration of the Bella Pictures® operations into the Company and the continued development and operation of the Bella Pictures® business, customer demand for the Company's products and services, the development and operation of the Kiddie Kandids business, the effective of litigation facing the Company, the economic recession and resulting decrease in consumer spending, manufacturing interruptions, dependence on certain suppliers, competition, dependence on key personnel, fluctuations in operating results, a significant increase in piracy of the Company's photographs, widespread equipment failure, restrictions on the Company's business imposed by agreements governing its debt, implementation of marketing and operating strategies, outcome of litigation and other claims, impact of declines in global equity markets to the pension plan and the impact of foreign currency translation.  The risks described above do not include events that the Company does not currently anticipate or that it currently deems immaterial, which may also affect its results of operations and financial condition.  The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

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